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                                                                                      Exhibit 11

               AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES
               --------------------------------------------------

    SCHEDULE SETTING FORTH COMPUTATION OF EARNINGS PER SHARE OF CLASS A STOCK
    -------------------------------------------------------------------------

NINE MONTHS ENDED SEPTEMBER 30,                                     1998                1997
------------------------------------------------------------------------------------------------
(Amounts in thousands, except                                    (Unaudited)         (Unaudited)
  per share data)
Weighted average number of shares outstanding:
    4% Preferred.......................................                178                 188
    6-1/2% Preferred...................................                948                 984
    Class A............................................             23,885              23,722
                                                                   =======             =======

BASIC EPS
 Net (loss) income.....................................            $  (815)            $11,898
                                                                   =======             =======

 (Loss) earnings per Class A share.....................            $  (.03)            $   .50
                                                                   =======             =======

 Weighted average number of Class A
  shares outstanding...................................             23,885              23,722

DILUTED EPS
 Net (loss) income.....................................            $(1,086)(1)         $11,610(1)
                                                                   =======             =======

 (Loss) earnings per Class A share.....................            $  (.04)            $   .42
                                                                   =======             =======

 Weighted average number of Class A
  shares outstanding assuming
  conversion of preferred stock
  into Class A shares..................................             27,616              27,614

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(1)    Includes increase in net (loss)/decrease in net income of $(271) and
       $288, respectively, due to dilution in equity in earnings of affiliate.